SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[X]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

CHROMAVISION MEDICAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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[ ]	Fee paid previously with preliminary materials.

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33171 Paseo Cerveza
San Juan Capistrano, CA 92675-4824

Phone: Toll-Free: Fax:	(949) 443-3355 (888) 443-3310 (949) 443-3366

www.chromavision.com

May 1, 2002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Dear Stockholder:

You are invited to attend the ChromaVision Medical Systems, Inc. 2002 Annual Meeting of Stockholders.

DATE:	Wednesday, June 5, 2002

TIME:	8:30 a.m. Pacific time

PLACE:	Hyatt Regency Hotel 17900 Jamboree Road Irvine, CA 92614 (949) 975-1234

DIRECTIONS:	Included on the last page of this Proxy Statement

No admission tickets are required. Only stockholders who owned stock at the close of business on April 12, 2002, the record date for the annual meeting, can vote at this meeting or any adjournments that may take place.

At the meeting, stockholders will be asked to vote on:

•	the election of eight directors;

•	approval of an amendment to the 1996 Equity Compensation Plan; and

•	any other business properly presented at the meeting.

We also will report on our 2001 business results and other matters of interest to our stockholders. You will have an opportunity at the meeting to ask questions, make comments, and meet our management team.

We consider your vote important, no matter how many shares you hold, and we encourage you to send in your proxy as soon as possible.

The proxy statement, accompanying proxy card, and 2001 annual report are being mailed to stockholders beginning approximately May 1, 2002, in connection with the solicitation of proxies by the board of directors.

Please contact Allison Wlodyka at ChromaVision Investor Relations at (888) 443-3310 with any questions or concerns.

Sincerely,

Douglas S. Harrington, M.D.
Chairman of the Board

ELECTION OF DIRECTORS Item 1 on Proxy Card
ELECTION OF DIRECTORS — ADDITIONAL INFORMATION
BOARD COMMITTEES
ADOPTION OF AMENDMENT TO THE 1996 EQUITY COMPENSATION PLAN Item 2 on Proxy Card
STOCK OWNERSHIP OF DIRECTORS AND OFFICERS AND BENEFICIAL OWNERS OF MORE THAN 5% AS OF APRIL 12, 2002
STOCK PERFORMANCE GRAPH
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE COMPENSATION & NOMINATING COMMITTEE ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION & OTHER ARRANGEMENTS
INDEPENDENT PUBLIC ACCOUNTANTS
Appendix A

QUESTIONS AND ANSWERS

Q:	Who is soliciting proxies for the annual meeting?

A:	Proxies are being solicited on behalf of the board of directors of ChromaVision.

Q:	Who can attend the meeting?

A:	All ChromaVision stockholders are encouraged to attend the meeting. Admission tickets are not required.

Q:	Who is entitled to vote?

A:	Stockholders of record as of the close of business on April 12, 2002, the record date for the annual meeting, may vote at the annual meeting.

Q:	How many shares can vote?

A:	On April 12, 2002, there were 20,278,843 shares of ChromaVision common stock and 12,500 shares of ChromaVision Series D 5% Cumulative Convertible Preferred Stock issued and outstanding. We call this preferred stock the “Series D Preferred” in this Proxy Statement. Every holder of common stock is entitled to cast one vote for each share of common stock held as of the record date and every holder of Series D Preferred is entitled to one vote for each share of common stock the holder’s Series D Preferred could be converted into as of the record date. As of the record date for the annual meeting, each share of Series D Preferred was convertible into 152.21 shares of common stock. The common stock and the Series D Preferred vote together as a class on all matters at the annual meeting.

Q:	What may I vote on?

A:	You may vote on the following items:

•	the election of eight directors who have been nominated to serve on our board of directors;

•	approval of an amendment to our 1996 Equity Compensation Plan; and

•	any other business that is properly presented at the meeting.

Q:	How does the board recommend I vote on each proposal?

A:	The board recommends a vote FOR each board nominee and FOR the amendment to the 1996 Equity Compensation Plan.

Q:	How do I vote?

A:	You can either vote by proxy or in person at the meeting. Even if you intend to attend the annual meeting, please sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the prepaid envelope provided. If you later decide to attend the meeting and want to vote in person, you may do so. However, if you plan to attend the meeting and are unable to do so for any reason, returning a signed proxy will ensure that your votes are represented at the meeting.

If you sign your proxy card but do not mark any boxes showing how you wish to vote, Douglas Harrington, Carl Apfelbach and Kevin O’Boyle will vote your shares “FOR” each of the nominees named on the Proxy Card, “FOR” the proposals submitted to the stockholders for approval and in their discretion on all other matters.

QUESTIONS AND ANSWERS

Q:	What if I hold my ChromaVision shares in a brokerage account?

A:	If you hold your ChromaVision shares through a broker, bank or other nominee, you will receive a voting instruction form directly from the nominee describing how to vote your shares. This form will, in most cases, offer you three ways to vote:

•	by telephone;

•	via the Internet; or

•	by returning the form to your broker.

Your vote by telephone or Internet will help us save money. Remember, if you vote by telephone or Internet, do not return your voting instruction form.

Q:	What if I want to change my vote?

A:	A registered stockholder may change his or her vote at any time before the meeting in any of the following three ways:

•	notify our corporate secretary, Kevin O’Boyle, in writing;

•	vote in person at the meeting; or

•	submit a proxy card with a later date.

If you hold your shares through a broker, bank or other nominee holder and wish to change your vote, you must deliver your change to that nominee. Also, if you wish to vote at the meeting, you must obtain a legal proxy from that nominee authorizing you to vote at the meeting. We will be unable to accept a vote from you at the meeting without that form. If you hold your shares directly and wish to vote at the meeting, no additional forms will be required.

Q:	How will directors be elected?

A:	The eight nominees who receive the highest number of affirmative votes at a meeting, assuming a quorum is present, will be elected as directors.

Q:	What is a quorum?

A:	A quorum is a majority of the outstanding shares entitled to vote. To hold the meeting, there must be a quorum present in person or by proxy.

Q:	Can I revoke my proxy?

A:	Yes. You can revoke your proxy any time before it is voted by filing with the Secretary of our company a written revocation or a duly executed proxy bearing a later date.

Q:	What vote is required to adopt the amendment to the 1996 Equity Compensation Plan?

A:	To approve the amendment to the plan, a quorum must be present (in person or by proxy), and a majority of the shares present and entitled to vote on the subject matter must be voted in favor of the amendment.

Q:	Do the directors and officers of ChromaVision have an interest in the matters to be voted on?

A:	In addition to their interest as candidates in the election of directors, our directors also have an interest in the amendment to the 1996 Equity Compensation Plan because they are eligible to receive options under that plan. Similarly, our officers have an interest in the proposed amendment to the 1996 Equity Compensation Plan because they are eligible to receive options under that plan.

Q:	Who will count the votes?

A:	A representative of ChromaVision will count the votes and act as the inspector of election.

QUESTIONS AND ANSWERS

Q:	What does it mean if I get more than one proxy card?

A:	Your shares may be registered under more than one name, address or account. We encourage you to have all accounts registered in the exact same name and address (whenever possible). You may obtain information about how to do this by contacting our transfer agent:

ChromaVision Medical Systems, Inc. c/o Mellon Investor Services P.O. Box 3315 S. Hackensack, NJ 07606-1915 Toll-free telephone (800) 851-9677

If you provide Mellon Investor Services with photocopies of the proxy cards that you receive or with the account numbers that appear on each proxy card, it will be easier to accomplish this.

You also can find information on transferring shares and other useful stockholder information on their web site at www.mellon-investor.com.

Q:	What is the effect if I abstain or fail to give instructions to my broker?

A:	If you submit a properly executed proxy, your shares will be counted in determining whether a quorum is present, even if you abstain from voting or withhold authority to vote for a particular director.

Broker non-votes also are counted in determining whether a quorum is present. A broker non-vote occurs when banks, brokers or other nominees holding shares on behalf of a stockholder do not receive voting instructions from the stockholder by a specified date before the meeting. In this event, banks, brokers and other nominees may vote those shares on matters deemed routine. The election of directors is considered a routine matter. The amendment to the 1996 Equity Compensation Plan is considered a non- routine matter. Therefore, brokers, banks or other nominees will not be able to vote on the amendment to the 1996 Equity Compensation Plan without instructions from the stockholder. This will result in a “broker non-vote” on that matter equal to the number of shares for which the brokers do not receive specific voting instructions.

Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and have the effect of negative votes. A “withheld” vote is treated the same as an abstention. Broker non-votes are not counted as shares entitled to vote on the subject matter or as shares voted. This means that on the approval of the amendment to the 1996 Equity Compensation Plan, broker non-votes reduce the number of shares required for approval but also reduce the number of shares constituting a majority.

Q:	Are there any expenses associated with soliciting proxies for the annual meeting?

A:	We will bear the expense of soliciting proxies for the annual meeting and will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our stockholders. We do not anticipate hiring an agency to solicit votes at this time. Officers and other employees of ChromaVision may solicit proxies in person or by telephone but will receive no special compensation for doing so.

QUESTIONS AND ANSWERS

Q:	What is a stockholder proposal?

A:	A stockholder proposal is a recommendation or requirement from a stockholder that ChromaVision or our board of directors take action on a matter that the stockholder intends to present at a meeting of stockholders. However, under applicable rules we have the ability to exclude certain matters proposed, including those that deal with matters relating to our ordinary business operations.

Q:	Can anyone submit a stockholder proposal?

A:	To be eligible to submit a proposal, you must have continuously held at least $2,000 in market value, or 1% of our common stock, for at least one year by the date you submit your proposal. You also must continue to hold those securities through the date of the meeting.

Q:	If I wish to submit a stockholder proposal for the annual meeting in 2003, what action must I take?

A:	If you wish us to consider including a stockholder proposal in the proxy statement for the annual meeting in 2003, you must submit the proposal, in writing, so that our corporate secretary receives it no later than January 1, 2003. The proposal must meet the requirements established by the SEC.

Send your proposal to: Kevin C. O’Boyle COO, CFO and Secretary ChromaVision Medical Systems, Inc. 33171 Paseo Cerveza San Juan Capistrano, CA 92675-4824

If you wish to present a proposal at the annual meeting in 2003 that has not been included in the proxy statement, the proxy holders named in proxies solicited by our board of directors will be allowed to use their discretionary authority to vote on your proposal unless notice of your proposal has been received by our corporate secretary at least 45 days before the date this year’s proxy statement is mailed to stockholders. We expect to mail the proxy statement on May 1, which would mean that notice of your proposal would have to be received by March 17, 2003.

Q:	Who are ChromaVision’s largest stockholders?

A:	Our largest stockholders and the percentage of shares held by each as of April 12, 2002 were as follows:

Safeguard Scientifics, Inc.	32.11%
Capital Guardian Trust Co.	10.04%

Directors and executive officers beneficially owned a total of approximately 8.04% of ChromaVision common stock as of April 12, 2002.

ELECTION OF DIRECTORS
Item 1 on Proxy Card

Directors are elected annually and serve a one-year term. There are eight positions on ChromaVision’s board of directors and there are eight nominees for election this year, as described below. Each nominee is currently serving as a director and has consented to act as a director if elected. You will find detailed information on each nominee below. If any director is unable to stand for re-election after distribution of this proxy statement, the board may reduce its size or designate a substitute. If the board designates a substitute, proxies voting on the original director candidate will be cast for the substituted candidate.

The board recommends a vote FOR each nominee. The eight nominees who receive the highest number of affirmative votes will be elected as directors.

DOUGLAS S. HARRINGTON, M.D.	Director since 1996
Age 49

Dr. Harrington has been ChromaVision’s chairman of the board since December 1998 and was chief executive officer from December 1996 until April 2002. Prior to joining ChromaVision, Dr. Harrington served as chairman and president of Strategic Business Solutions, Inc., a privately held company specializing in the commercialization of biotechnology, and as a principal in Douglas S. Harrington and Associates, a strategic consulting firm. From 1992 to 1995, Dr. Harrington served as president of Nichols Institute, a publicly traded healthcare laboratory services provider, now part of Quest Diagnostics, Inc., a publicly traded laboratory services provider. Prior to 1992, Dr. Harrington held various management positions within Nichols Institute including vice president of operations and medical director. Dr. Harrington currently sits on the board of directors, advisory boards, or scientific advisory boards of several other related health care and medical device companies. Dr. Harrington is a director and the chairman of the compensation committee of Specialty Laboratories, Inc. Dr. Harrington is a Clinical Professor of Pathology at the Keck School of Medicine, University of Southern California and has authored over 80 peer-reviewed publications. He received his Bachelor of Arts degree with distinction and a medical degree from the University of Colorado. Professional affiliation memberships include the American Medical Association, the American Society of Clinical Pathology, the College of American Pathologists and the International Academy of Pathology.

CARL W. APFELBACH	Director since 2002
Age 49

Mr. Apfelbach has been ChromaVision’s chief executive officer since April 2002 and president since May 2001. Mr. Apfelbach was also the Company’s chief operating officer from May 2001 until April 2002. From 1996 to 2001, Mr. Apfelbach was employed by Dade Behring, a privately-held provider of clinical and laboratory products. While at Dade Behring, Mr. Apfelbach served as corporate vice president of the company’s U.S.-based customer operations division. Prior to that, he was president of Dade Behring Limited in Tokyo, Japan, responsible for managing the subsidiary and also served as general manager for the Hemostasis global product line. From 1987 to 1996, Mr. Apfelbach was employed by Baxter International, a publicly-traded worldwide manufacturer and distributor of diversified healthcare products, where he served as vice president and general manager. Prior to Baxter, Mr. Apfelbach spent six years at American Hospital Supply Corporation, a leading medical products manufacturer, marketer and distributor, which was acquired by Baxter in 1985. Mr. Apfelbach holds a master’s in business administration in marketing and finance from Case Western Reserve University and a bachelor’s in economics and history from Denison University.

MICHAEL COLA	Director since 2000
Age 42

Mr. Cola is vice president of operations and management services at Safeguard Scientifics, Inc. a company that develops and operates emerging growth information technology companies. From 1992 to 2000, Mr. Cola was vice president, global clinical operations, at AstraZeneca, then Astra/Merck, Inc. Prior to joining AstraZeneca, he worked at the Campbells Soup Company in manufacturing and product development. Mr. Cola also spent four years in clinical and pre-clinical research at University of Pennsylvania. He holds a Bachelor’s degree in Biology/Physics from Ursinus College and a Master’s of Science degree in Biomedical Engineering and Sciences from Drexel University.

ERIC S. KENTOR	Director since 2002
Age 43

Mr. Kentor is an independent consultant, primarily to firms in the health care technology sector. Most recently, Mr. Kentor served as senior vice president, general counsel and corporate secretary of MiniMed, Inc., a publicly traded company providing therapies for the treatment of diabetes, from 1995 through the company’s acquisition by Medtronic, Inc. in August 2001 and until October 2001. Mr. Kentor also served as a member of the company’s Executive Management Committee, which was charged with overseeing the day-to-day operations of the company and executing the company’s strategic plan. Prior to joining MiniMed, Mr. Kentor was vice president of legal services for Health Net, California’s second largest health maintenance organization, where he held various positions beginning in March 1994. From March 1994 until May 1995, Mr. Kentor also served as executive counsel of Health Net’s parent corporation (now Health Net, Inc.). From 1987 until 1994, Mr. Kentor practiced with the law firm of McDermott, Will & Emery, where he was elected partner in 1992. Mr. Kentor received a J.D. degree from the UCLA School of Law in 1986.

MARY LAKE POLAN, M.D., Ph.D.	Director since 1998
Age 58

Dr. Polan is professor and chairman of the Gynecology and Obstetrics Department at Stanford University. From 1985 to 1990, she served as associate professor at Yale University School of Medicine. Dr. Polan also has held professorial positions at Hunan Medical College in the People’s Republic of China and Pahlavi University in Shiraz, Iran. Dr. Polan has served on committees of the Institute of Medicine, the National Institutes of Health, and the United States Department of Health and Human Services. Dr. Polan is a director of Wyeth, Quidel Corp. and Women First HealthCare, Inc. and has held board positions at numerous other medical corporations. Dr. Polan is currently chair of the Scientific Advisory Board on Women’s Health and Hygiene at the Proctor & Gamble Company.

CHARLES A. ROOT	Director since 1996
Age 69

Mr. Root served as executive vice president of Safeguard Scientifics, Inc., a company that develops and operates emerging growth information technology companies, from 1986 until his retirement in 1998. Mr. Root serves on the boards of one privately held company and a charitable foundation.

THOMAS R. TESTMAN	Director since 1998
Age 65

Mr. Testman is a business consultant. Mr. Testman retired from his position as managing partner with Ernst & Young, an international auditing, accounting and consulting services firm in October 1992 after 30 years of continuous service. During his tenure, he held the position of national director of management consulting services, was western regional director of health care services, and managed area practice offices during various periods. During 1998, Mr. Testman served as interim chief executive officer for Techniclone Corporation, a cancer drug developer, and in 1997 he served as interim chief executive officer for Covenant Care, Inc., a skilled nursing care company. He also formerly served as a director of Nichols Institute, a publicly held laboratory company that was sold to Corning, Inc. in 1994. Mr. Testman was a director of MiniMed, Inc. until its acquisition by Medtronic, Inc. in August of 2001 and is currently a director and member of the compensation committee of Specialty Laboratories, Inc. Mr. Testman also serves as a director of five privately held health care companies.

JON R. WAMPLER	Director since 2000
Age 50

Mr. Wampler served as president and chief executive officer of PacifiCare of California and vice president, western region of PacifiCare Health Systems, Inc. from 1995 until his retirement in 1997. From 1990 to 1995 he was president and chief executive officer of PacifiCare of Texas and vice president, southwest region of PacifiCare Health Systems, Inc. PacifiCare Health Systems, Inc. is a publicly traded managed health care services company. Prior to joining PacifiCare, Mr. Wampler served as executive director of Humana HealthCare Plans of Colorado. Mr. Wampler obtained a Bachelor of Arts degree in History and Political Science at Indiana University. He is currently involved with a number of community service organizations and is very actively involved with the University of California, Irvine as Chairman of the College of Medicine Committee Health Science Partners and School of Humanities Dean’s Council. He has been a guest lecturer at the University of the Pacific, University of Southern California and the University of California, Irvine. Mr. Wampler has also spoken at numerous state and national forums on healthcare as an expert in managed care.

ELECTION OF DIRECTORS — ADDITIONAL INFORMATION

Board Meetings

The board of directors held eleven meetings in 2001. Each director attended at least 75% of the total number of meetings of the board and committees of which he or she was a member, with the exception of former director, Richard Morgan, who attended 54%, Dr. Polan who attended 72% and former director, John Scott, who attended 50% of the meetings.

Board Compensation

Directors employed by ChromaVision or a wholly owned subsidiary receive no additional compensation, other than their normal salary, for serving on the board or its committees. Non-employee directors receive reimbursement of out-of-pocket expenses incurred in connection with attendance at meetings or other company business. Each non-employee director is eligible to receive stock option grants at the discretion of the compensation and nominating committee. Non-employee directors who are employed by affiliate companies do not receive reimbursement of out-of-pocket expenses nor are they eligible to receive stock option grants.

Directors’ initial option grants generally have a seven-year term and are 20% vested on the grant date, with the remaining 80% vesting in 12 equal increments on the same day of each third month thereafter. Annual performance-based grants vest 25% each three months following the grant date. The exercise price is equal to the fair market value of a share of ChromaVision common stock on the grant date.

2001 Stock Option Grants to Directors

On February 6, 2001, each non-employee director was granted a stock option to purchase 5,000 shares of ChromaVision common stock with an exercise price equal to $5.3125, the fair market value on such date. Also on February 6, 2001, Mr. Root was granted an additional option to purchase 15,000 shares of ChromaVision common stock, at an exercise price equal to the then fair market value as compensation for his service as director since 1996. Mr. Root was formerly employed by an affiliate of the Company and was not eligible to receive stock option grants. Also on February 6, 2001, Mr. Wampler was granted an additional option to purchase 5,000 shares of ChromaVision common stock, at an exercise price equal to the then fair market value of the common stock to increase his option holdings and bring them more into alignment with competitive market compensation for persons in similar positions.

BOARD COMMITTEES

The board has designated two committees to perform certain functions of the full board.

The Audit Committee

The audit committee is currently comprised of Messrs. Testman (Chairman), Root and Wampler. The audit committee held four meetings in 2001. The audit committee performs the following functions:

•	recommends the hiring and retention of our independent certified public accountants;

•	discusses the scope and results of our audit with the independent certified public accountants;

•	reviews with management and the independent certified public accountants the interim and year-end operating results;

•	considers the adequacy of our internal accounting controls and audit procedures; and

•	reviews the non-audit services to be performed by the independent certified public accountants.

Each of the members of the audit committee is independent as defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers, Inc.

The Audit Committee has adopted a Charter and reviews the content of the Charter annually. Attached as Appendix A to this proxy statement is a copy of the audit committee’s written charter.

The Compensation and Nominating Committee

The compensation and nominating committee is currently comprised of Messrs. Wampler (Chairman), Cola and Testman and Dr. Polan. The compensation and nominating committee held seven meetings in 2001. The compensation and nominating committee performs the following functions:

•	reviews, assesses and approves all compensation and benefits for our officers, including salaries, bonuses and other incentive compensation;

•	oversees compensation strategy, policies, programs and employee benefit plans;

•	administers our equity compensation plan; and

•	reviews and assesses qualifications of candidates for the board, board committee memberships, and compensation and performance of directors and makes recommendations to the full board with respect to these matters.

The compensation and nominating committee will consider nominees recommended by stockholders if they are submitted in time for the committee to give them proper consideration. Any such recommendations should be submitted to the Secretary of our company at our corporate headquarters.

ADOPTION OF AMENDMENT TO
THE 1996 EQUITY COMPENSATION PLAN
Item 2 on Proxy Card

Background

You are being asked to approve the amendment to the ChromaVision Medical Systems, Inc. 1996 Equity Compensation Plan.

Our 1996 Equity Compensation Plan was initially adopted in 1996. Since less than 230,000 shares remained available for issuance under that plan, in February 2002, our board adopted, subject to stockholder approval, an amendment to the plan authorizing the issuance of an additional 1,000,000 shares under the plan.

Approval of this amendment requires a majority of the votes present (in person or by proxy) and entitled to vote at the Annual Meeting. If the stockholders approve the amendment, the number of shares that may be issued under the 1996 Plan will be increased from 3,700,000 to 4,700,000 shares.

Purpose of the 1996 Plan

The 1996 Plan provides participants with an opportunity to receive grants of stock options, stock appreciation rights, and restricted stock. We have historically granted incentive stock options and non-qualified stock options with an exercise price that generally has been equal to the fair market value on the grant date. We most likely will continue to do so in the future. However, to remain competitive and to be able to continue attracting and retaining outstanding employees, directors and advisors, our 1996 Plan provides the flexibility for other types of grants.

We believe the 1996 Plan encourages the participants to contribute to our growth, thus benefiting our stockholders, and aligns the economic interests of the participants with those of our stockholders.

The 1996 Plan is not qualified under section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act.

Shares Subject to the 1996 Plan

The 1996 Plan, as proposed to be amended, authorizes the issuance of up to 4,700,000 shares of common stock, subject to adjustment in certain circumstances as discussed below. The maximum number of shares that may be subject to grants made to any individual under the plan during any calendar year is 500,000. If options or stock appreciation rights granted under the plan terminate, expire or are canceled, forfeited, exchanged or surrendered without being exercised, or if a restricted stock award is forfeited, the shares subject to the grant will again be available for purposes of the 1996 Plan.

There are no current plans to authorize any specific grants to any specific person under the 1996 Plan from the additional 1,000,000 shares that would be authorized should the proposed amendment be adopted. The amounts and recipients of any such grants will be determined by the compensation and nominating committee of the board of directors, as described below. After giving effect to the proposed increase in the number of authorized shares in the plan, at April 12, 2002, of the 4,700,000 shares which are proposed to be authorized for issuance, 235,368 shares have been issued upon exercise of options issued under the 1996 Plan, 3,457,950 shares are issuable upon exercise of options outstanding under the plan, and 1,006,682 shares remain available for future issuance. The closing price of a share of ChromaVision common stock on April 12, 2002 was $4.78 per share.

Administration of the 1996 Plan

The 1996 Plan is administered by the compensation and nominating committee of the board of directors, which is currently comprised of Messrs. Cola, Testman and Wampler and Dr. Polan. The committee has the authority to administer and interpret the 1996 Plan. Specifically, the committee is authorized to

•	determine the individuals to whom grants will be made;

•	determine the type, size and terms of the grants;

•	determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability;

•	amend the terms of any outstanding awards, including accelerating vesting, waiving forfeiture provisions, or extending a participant’s right with respect to grants as a result of termination of employment or service or otherwise;

•	establish from time to time any policy or program to encourage or require participants to achieve or maintain equity ownership;

•	make factual determinations and adopt or amend appropriate rules, regulations, agreements and instruments for implementing the 1996 Plan; and

•	deal with any other matters arising under the plan.

Eligibility for Participation and Grants

Those eligible to receive grants are employees (including officers and members of the board), non-employee directors, advisory board members, certain advisors or consultants of ChromaVision or any subsidiary. There are approximately 100 employees, 6 non-employee directors, 10 advisory board members, and 10 advisors currently eligible to receive grants.

Grants may consist of incentive stock options, non-qualified stock options, restricted stock awards, or stock appreciation rights. All grants are subject to the terms and conditions of the 1996 Plan.

Grants will continue to vest and remain exercisable as long as a participant remains in our service and for a period of time after termination subject to an overall limitation of 10 years. In determining whether a participant will be considered to have terminated service for purposes of exercising options and stock appreciation rights and satisfying conditions with respect to restricted stock awarded, a participant will not be considered to have terminated service until the participant ceases to serve as an employee, advisor, member of any advisory board, consultant or member of the board. The committee may waive or modify these termination provisions.

Stock Options

Grant of Stock Options. The committee may grant options qualifying as incentive stock options to employees. The committee may grant non-qualified stock options to any participant. Grants to employees may be made in any combination of incentive stock options and non-qualified stock options.

Option Price. The option exercise price is determined by the committee at the time of grant. To qualify as an incentive stock option, the exercise price may not be less than the fair market value of the common stock at the time of grant. Also, to the extent that the value (determined as of the grant date) of the stock subject to any incentive stock options held by a participant that become exercisable for the first time during any calendar year exceeds $100,000, the option will not qualify as an incentive option. If a participant owns stock having more than 10% of the voting power of ChromaVision, the exercise price of an incentive stock option may not be less than 110% of the fair market value of the common stock on the date of grant.

Term and Exercisability of Stock Options. The committee determines the term of stock options granted under the 1996 Plan, although the term may not exceed ten years. If a participant owns stock having more than 10% of the voting power of ChromaVision, the term of an incentive stock option may not exceed five years. The committee determines how stock options will become exercisable and may accelerate vesting at any time for any reason.

Manner of Exercise of Stock Options. To exercise a stock option, a participant must deliver a written exercise notice specifying the number of shares to be purchased together with payment of the option exercise price. The exercise price may be paid in any of the following ways:

•	in cash;

•	by delivering shares of ChromaVision common stock already owned by the participant for a minimum of six months having a fair market value equal to the exercise price;

•	in a combination of cash and shares; or

•	any other method of payment the committee may approve, including a “cashless exercise” of a stock option effected by delivering a notice of exercise to ChromaVision and a securities broker, with instructions to the broker to deliver to ChromaVision out of the sale proceeds the amount necessary to pay the exercise price.

Shares of common stock tendered in payment of the exercise price must have been held by the participant long enough to avoid adverse accounting consequences to ChromaVision.

If the option agreement so specifies, upon receipt of a participant’s exercise notice, the committee may elect to cash out all or part of an option by paying the participant an amount, in cash or common stock, equal to the excess of the fair market value over the exercise price.

For an incentive option settled in cash or a non-qualified stock option, we are required to withhold applicable taxes. If approved by the committee, the income tax withholding obligation may be satisfied by withholding shares of an equivalent market value.

Termination of Stock Options as a Result of Termination of Employment, Disability or Death. Generally, vested stock options will remain exercisable for a period of time following termination of service as follows:

•	one year following termination of service if an individual dies or is disabled; or

•	three months following termination of service for any other reason.

The committee, either at or after grant, may provide for different termination provisions. Options which are not exercisable at termination of service are terminated as of that date.

If service is terminated for cause, all stock options held by a participant at the date of termination of service will terminate unless the committee otherwise determines. The committee also may, upon refund of the exercise price, require the participant to forfeit all shares underlying any exercised portion of an option for which ChromaVision has not yet delivered share certificates.

Transferability of Stock Options. Generally, only a participant may exercise rights under a stock option during his or her lifetime, and those rights may not be transferred except by will or by the laws of descent and distribution. When a participant dies, the personal representative or other person entitled to succeed to his or her rights may exercise those rights upon furnishing satisfactory proof of that person’s right to receive the stock option. The committee may nevertheless choose to provide with respect to non-qualified stock options that a participant may transfer those stock options to family members or other persons or entities.

Restricted Stock Grants

The committee may provide a participant with an opportunity to acquire shares of ChromaVision common stock contingent upon his or her continued service or the satisfaction of other criteria. Restricted stock differs from a stock option in that a participant must make an immediate decision whether to make an investment in the stock. The committee determines the amount to be paid for the stock or may decide to grant the stock for a purchase price of zero. The committee may specify that the restrictions will lapse over a period of time or according to any other factors or criteria. If a participant’s service terminates during the period of any restrictions, the restricted stock grant will terminate with respect to all shares as to which the restrictions on transfer have not lapsed unless the committee provides for an exception to this requirement. Until the restrictions on transfer have lapsed, a participant may not in any way dispose of the shares of common stock to which the restriction applies. All restrictions lapse upon the expiration of the applicable restriction period. Unless the committee determines otherwise, however, during the restriction period the participant has the right to vote restricted shares and receive any dividends or other distributions paid on them, subject to any restrictions specified by the committee. The committee has the power to waive and accelerate restrictions in whole or in part.

Stock Appreciation Rights

The committee may provide a participant with the right to receive a benefit measured by the appreciation in a specified number of shares of ChromaVision common stock over a period of time. The amount of this benefit is equal to the difference between the fair market value of the stock on the exercise date and the base amount of the stock appreciation right (SAR). Generally, the base amount of a SAR is equal to the per share exercise price of the related stock option or, if there is no related option, the fair market value of a share of common stock on the date the SAR is granted. The committee may pay this benefit in cash, in stock, or any combination of the two.

The committee may grant a SAR either separately or in tandem with all or a portion of a stock option. SARs may be granted when the stock option is granted or later while it remains outstanding, although in the case of an incentive stock option, SARs may be granted only at the time the option is granted. Tandem SARs may not exceed the number of shares of common stock that the participant may purchase upon the exercise of the related stock option during the period. Upon the exercise of a stock option, the SARs relating to the common stock covered by the stock option terminate. Upon the exercise of SARs, the related stock option terminates to the extent of an equal number of shares of common stock.

SARs are subject to the same termination provisions on death, disability or termination of service as stock options. The committee may accelerate the exercisability of any or all outstanding SARs.

Termination of the 1996 Plan

The board may amend or terminate the 1996 Plan at any time as long the amendment or termination does not materially impair the rights of a participant without the participant’s consent. Stockholder approval of amendments will be required if the Internal Revenue Code or the rules of any securities exchange or over-the-counter market on which our stock is listed or included at the time requires stockholder approval of a particular amendment. The 1996 Plan will terminate, in any event, on December 11, 2006.

Adjustment Provisions

The committee will adjust the number and exercise price of outstanding grants, as well as the number and kind of shares available for grants and individual limits for any single participant under the 1996 Plan, to appropriately reflect any of the following events:

•	a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares;

•	a merger, reorganization or consolidation in which ChromaVision is the surviving corporation;

•	a reclassification or change in par value;

•	any other extraordinary or unusual event affecting the outstanding common stock as a class without receipt of consideration by ChromaVision; or

•	a substantial reduction in the value of outstanding shares of common stock as a result of a spin-off or payment of an extraordinary dividend or distribution.

Federal Income Tax Consequences

The current federal income tax treatment of grants under the 1996 Plan is described below. Local and state tax authorities also may tax incentive compensation awarded under the 1996 Plan. Because of the complexities involved in the application of tax laws to specific circumstances and the uncertainties as to possible future changes in those laws, we urge participants to consult their own tax advisors concerning the application of the general principles discussed below to their own situations and the application of state and local tax laws.

Incentive Stock Options. A participant will not recognize taxable income for the purpose of the regular income tax upon either the grant or exercise of an incentive stock option. However, for purposes of the alternative minimum tax imposed under the Internal Revenue Code, in the year in which an incentive stock option is exercised, the amount by which the fair market value of the shares acquired upon exercise exceeds the exercise price will be treated as an item of adjustment.

If a participant disposes of the shares acquired under an incentive stock option after at least two years following the date of grant and at least one year following the date of exercise, the participant will recognize a long-term capital gain or loss equal to the difference between the amount realized upon the disposition and the exercise price. ChromaVision will not be entitled to any tax deduction by reason of the grant or exercise of the incentive stock option.

If a participant disposes of shares acquired upon exercise of an incentive stock option before satisfying both holding period requirements (known as a disqualifying disposition), the gain recognized on disposition will be taxed as ordinary income to the extent of the difference between the lesser of the sale price or the fair market value of the shares on the date of exercise and the exercise price. ChromaVision will be entitled to a federal income tax deduction in the same amount. The gain, if any, in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the participant held the shares before the disposition.

If a participant tenders shares of common stock received upon the exercise of an incentive stock option to pay the exercise price within either the two-year or one-year holding periods described above, the disqualifying disposition of the shares used to pay the exercise cost will result in income (or loss) to the participant and, to the extent of recognized income, a tax deduction to ChromaVision. If, however, the holding period requirements are met, the participant will recognize no gain or loss with respect to the surrendered shares and, if the number of shares received on the exercise does not exceed the number of shares surrendered, the participant will have the same basis and holding period with respect to the newly acquired shares as with respect to the surrendered shares. To the extent that the number of shares received exceeds the number surrendered, the participant still recognizes no gain or loss with respect to the surrendered shares, the participant’s basis in the excess shares will equal the amount of cash paid by the participant upon the exercise of the current stock option, and the participant’s holding period with respect to the excess shares will begin on the date the shares are transferred to the participant. The tax treatment described above for shares newly received upon exercise is not affected by using shares to pay the exercise price.

Non-qualified Stock Options. There are no federal income tax consequences to a participant or ChromaVision upon the grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, a participant will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price and ChromaVision will be entitled to a corresponding federal income tax deduction.

If a participant surrenders shares to pay the exercise price, the participant will recognize no gain or loss with respect to the surrendered shares, and, if the number of shares received on the exercise does not exceed the number of shares surrendered, the participant will have the same basis and holding period with respect to the newly acquired shares as with respect to the surrendered shares. To the extent that the number of shares received exceeds the number surrendered, the fair market value of the excess shares on the date of exercise, reduced by any cash paid by the participant upon the exercise, will be subject to inclusion in the gross income of the participant. The participant’s basis in the excess shares will equal the sum of the cash paid by the participant upon the exercise of the stock option plus any amount included in the participant’s gross income as a result of the exercise of the stock option.

The committee may permit a participant to elect to surrender or deliver shares otherwise issuable upon exercise, or previously acquired shares, to satisfy the federal income tax withholding requirements, subject to certain restrictions described in the 1996 Plan. Such an election will result in a disposition of the shares which are surrendered or delivered, and an amount will be included in the participant’s income equal to the excess of the fair market value of the shares over the participant’s basis in the shares.

Upon the sale of the shares acquired by the exercise of a non-qualified stock option, a participant will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the participant’s adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized by the participant at the time of exercise of the non-qualified stock options).

Restricted Stock. A participant normally will not recognize taxable income upon the award of a restricted stock grant, and ChromaVision will not be entitled to a deduction, until the stock is transferable by the participant or no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the common stock is either transferable or is no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock at that time, less any consideration paid by the participant for the shares, and ChromaVision will be entitled to a federal income tax deduction in the same amount. A participant may, however, elect to recognize ordinary compensation income in the year the restricted stock grant is awarded in an amount equal to the fair market value of the common stock at that time less any consideration paid by the participant for the shares, determined without regard to the restrictions. In such event, ChromaVision generally will be entitled to a corresponding federal income tax deduction in the same year. Any gain or loss recognized by the participant upon a subsequent disposition of the shares will be capital gain or loss. If, after making the election, any shares subject to a restricted stock grant are forfeited, or if the market value declines during the restriction period, the participant is not entitled to any tax deduction or tax refund, and the participant will recognize a loss upon forfeiture only to the extent the participant does not recover any consideration paid by the participant for the restricted stock.

Stock Appreciation Rights. There are no federal income tax consequences to a participant or to ChromaVision upon the grant of a SAR. Upon the exercise of a SAR, a participant will recognize ordinary compensation income in an amount equal to the cash and the fair market value of the shares of common stock received upon exercise. ChromaVision generally will be entitled to a corresponding federal income tax deduction at the time of exercise. Upon the sale of any shares acquired by the exercise of a SAR, a participant will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the participant’s adjusted tax basis in the shares (the amount of ordinary income recognized by the participant as a result of the receipt of such shares at the time of exercise of the SAR).

Tax Withholding. ChromaVision is subject to applicable tax withholding requirements with respect to compensation paid to participants under the 1996 Plan. ChromaVision has the right to deduct from amounts paid in cash, or from other wages paid to a participant pursuant to a grant, any taxes required by law to be withheld with respect to such payment. If grants are paid in shares of common stock, ChromaVision may require a participant to pay the amount of the taxes that we are required to withhold or may deduct the amount of the withholding taxes from other wages paid to the participant. If approved by the committee, the income tax withholding obligation with respect to grants paid in common stock may be satisfied by having shares withheld having a value that does not exceed the amount of tax payable at the participant’s maximum marginal tax rate for federal (including FICA), state and local tax liabilities. Our obligations under the 1996 Plan are conditional upon the payment or arrangement for payment of any required withholding.

Section 162(m). Under section 162(m) of the Code, ChromaVision may be precluded from claiming a federal income tax deduction for total compensation in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated employees in any one year. Total compensation may include cash and the value of shares received upon the exercise of SARs granted under the 1996 Plan, the value of shares received upon the exercise of stock options (less any amount paid for such shares) and the value of shares subject to restricted stock grants when the shares are no longer subject to forfeiture (or such other time when income is recognized). An exception does exist, however, for performance-based compensation. Grants of stock options and SARs generally will meet the requirements of performance-based compensation. Restricted stock grants generally will not qualify as performance-based compensation.

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS AND
BENEFICIAL OWNERS OF MORE THAN 5%
AS OF APRIL 12, 2002

			Shares
	Outstanding	Options/Warrants	Beneficially
	Shares	Exercisable	Owned Assuming
	Beneficially	Within	Exercise	Percent of
Name	Owned	60 Days	of Options	Shares

Safeguard Scientifics, Inc.	6,170,145	386,527	6,556,672	32.11%
800 The Safeguard Building 435 Devon Park Drive Wayne, PA 19087-1945
Capital Guardian Trust Co.	2,035,600	0	2,035,600	10.04%
11100 Santa Monica Blvd. Los Angeles, CA 90025
Douglas S. Harrington, M.D.	12,250	834,883	847,133	4.01%
Carl W. Apfelbach	452	68,750	69,202	*
Michael F. Cola	0	0	0	*
Eric S. Kentor	2,500	5,333	7,833	*
Mary Lake Polan, M.D., Ph.D.	7,800	61,250	69,050	*
Charles A. Root	104,768	20,000	124,768	*
Thomas R. Testman	20,000	57,500	77,500	*
Jon R. Wampler	500	25,499	25,999	*
Kenneth D. Bauer, Ph.D.	0	102,707	102,707	*
Kevin C. O’Boyle	3,240	193,300	196,540	0.96%
Michael G. Schneider	21,151	71,126	92,277	*
Jose de la Torre-Bueno, Ph.D.	13,737	89,375	103,112	*
David Weisenthal	1,447	39,788	41,235	*
Executive officers and directors as a group (13 persons)	185,844	1,569,511	1,755,355	8.04%

*  Less than 1% of ChromaVision's outstanding shares of common stock.

Notes to Stock Ownership Table

Each individual has the sole power to vote and to dispose of the shares (other than shares held jointly with spouse), except as follows:

Safeguard Scientifics	Includes 3,438,721 shares held of record by Safeguard Scientifics (Delaware), Inc., 2,655,374 shares held of record by Safeguard Delaware, Inc., 76,050 shares that may be acquired by Safeguard Delaware, Inc. upon conversion of shares of Series D Preferred Stock, warrants held by Safeguard Delaware, Inc. to acquire 61,915 shares, and 324,612 shares that Safeguard 98 Capital, L.P. will acquire upon conversion of debt of XL Vision to Safeguard 98 Capital, Inc. Safeguard Scientifics (Delaware), Inc. and Safeguard Delaware, Inc. are wholly owned subsidiaries of Safeguard, and Safeguard Delaware, Inc. is the sole general partner of Safeguard 98 Capital, L.P.

Capital Guardian Trust Co.	As reflected in Schedule 13G filed with the Securities and Exchange Commission on February 11, 2002, Capital Group International, Inc. is the parent holding company of Capital Guardian Trust Company, a bank as defined in Section 3(a)6 of the Securities Exchange Act of 1934, and may be deemed to beneficially own these shares. Capital Group International, Inc. does not have investment or voting power over any of these shares. Capital Guardian Trust Company, as the investment manager of various institutional accounts, is deemed to be the beneficial owner of these shares. Capital Group International, Inc. and Capital Guardian Trust Company disclaim beneficial ownership of these shares.

Mary Lake Polan	Includes 2,800 total shares held in three family trusts.

Michael G. Schneider	Includes 514 shares held in a 401(k) plan.

Thomas R. Testman	Includes 18,000 shares held in a family trust.

Jose de la Torre-Bueno	Includes 11,500 total shares held in two family trusts and 1,569 shares held in a 401(k) plan.

Section 16(a) Beneficial Ownership Reporting Compliance: The rules of the SEC require that we disclose late filings of reports of stock ownership by our directors, executive officers and beneficial owners of more than 10 percent of our stock. To the best of our knowledge, the only late filings during 2001 were one Form 4 filed late by Safeguard Scientifics, Inc. and two transactions reported late by former director, Richard Morgan.

STOCK PERFORMANCE GRAPH

     The following chart compares the cumulative total stockholder return on ChromaVision common stock for the period beginning with the commencement of our initial public offering on July 1, 1997, through December 31, 2001, with the cumulative total return on the Nasdaq Index and the peer group index for the same period. The peer group consists of SIC Code 3826-Laboratory Analytical Instruments. The comparison assumes that $100 was invested on July 1, 1997 in ChromaVision common stock at the initial public offering price of $5.00 per share, and in each of the comparison indices and assumes reinvestment of dividends.

	1-Jul-97	Dec-97	Dec-98	Dec-99	Dec-00	01-Dec

ChromaVision	100	180	100	305	53	90
Nasdaq	100	99	139	253	156	120
Peer Group	100	101	127	205	322	189

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors has furnished the following report:

     The Audit Committee reviewed ChromaVision’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. ChromaVision’s independent auditors are responsible for expressing an opinion on the conformity of ChromaVision’s audited financial statements with accounting principles generally accepted in the United States of America.

     In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by Independent Standards Board No. 1 (Independence Discussion with Audit Committees) and discussed with them their independence from ChromaVision and its management. The Audit Committee has also considered whether the independent auditors’ providing of other non-audit services to ChromaVision is compatible with their independence.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in ChromaVision’s Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the Securities and Exchange Commission.

Thomas R. Testman (Chairman), Charles A. Root, and Jon R. Wampler
Members of the Audit Committee

REPORT OF THE COMPENSATION & NOMINATING COMMITTEE
ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

We strive to structure executive compensation to support our goal of maximizing stockholder value. We seek to attract, retain, motivate and reward outstanding executives, who, through their dedication, loyalty and exceptional service, make contributions of unique importance to the success of our business.

COMPENSATION STRUCTURE

The compensation of our executives consists of

•	base pay;

•	annual cash incentives; and

•	stock options.

Base Pay

In evaluating and establishing rates of base, bonus and long-term incentive pay, the compensation and nominating committee has periodically sought the assistance of independent compensation consultants who have assembled information concerning compensation levels adopted by companies in the same market for executive talent.

Compensation levels are established on the basis of competitive market data for comparable organizations of similar stage and size. In particular, the committee has compared compensation factors with those offered by other companies of comparable stage and size in the medical device, high technology and biotechnology businesses. Base compensation also reflects the individual’s level of responsibility at ChromaVision.

CEO 2001 base pay. Dr. Harrington voluntarily received no increase in base pay for 2001 in the interest of the Company’s cash position and in support of ChromaVision’s overall objectives.

Other highly compensated executives’ 2001 base pay. Increases in base pay are determined based on the achievement of overall corporate and departmental goals in addition to individual performance criteria.

Annual Cash Incentives

Cash incentives are intended to motivate executives to achieve and exceed individual objectives and annual performance targets. Cash incentives for officers are based 50% on the achievement of multiple corporate performance targets specified in ChromaVision’s annual strategic plan, which may include the achievement of specific commercial, financial and strategic milestones, expense control, revenue growth, and gross margins. The other 50% is based on the achievement of personal and functional area objectives required by each individual’s job responsibilities.

CEO 2001 cash incentives. Although the committee determined that Dr. Harrington had achieved goals based on established performance criteria, Dr. Harrington voluntarily declined a cash incentive for performance in 2001 in support of ChromaVision’s objectives.

Other highly compensated executives’ 2001 cash incentives. Although the committee determined that certain executives had achieved goals based on established performance criteria, those executives voluntarily declined cash incentives in support of ChromaVision’s objectives. Bonus awards for 2001 performance may be paid in 2002 based on the achievement of certain objectives.

Stock Options

The 1996 Equity Compensation Plan is designed to attract, retain and reward employees who make significant contributions toward achievement of our long-term financial and operational objectives. To date, only grants of stock options have been made under the plan. Stock options reward recipients based on increases in share price, thereby aligning the interests of our executives and employees with those of our stockholders. Awards vest ratably over a number of years and, therefore, enhance employee retention. Grants are made periodically based on subjective assessment of a number of factors, including the achievement of our commercial, financial and strategic objectives, individual contributions, and competitive market levels for peer positions. Options are also granted to new hires to attract the highest caliber of employee in a highly competitive recruiting market.

CEO 2001 stock option award. The committee granted a stock option to purchase 42,656 shares to Dr. Harrington during 2001 based on the subjective factors discussed above.

Other highly compensated executives’ 2001 stock option awards. The committee granted stock options during 2001 to certain new and existing executives and employees. The number of options granted was based on each person’s responsibilities and the other subjective factors discussed above.

IRS Limits on Deductibility of Compensation

Internal Revenue Code section 162(m) provides that publicly held companies cannot deduct in any taxable year compensation in excess of one million dollars paid to any of the individuals named in the Summary Compensation Table that is not “performance-based” as defined in section 162(m). For incentive compensation to qualify as “performance-based” compensation, the committee’s discretion to grant awards must be strictly limited. We believe that the 1996 Equity Compensation Plan meets the performance-based exception under section 162(m). We believe that the benefit to ChromaVision of retaining the ability to exercise discretion under its bonus plan outweighs the limited risk of loss of tax deductions under section 162(m). Therefore, the committee does not currently intend to seek to qualify the bonus plan under section 162(m).

Submitted by the Compensation & Nominating Committee:

Michael F. Cola
Mary Lake Polan, M.D., Ph.D.
Thomas R. Testman
Jon R. Wampler (Chairman)

EXECUTIVE COMPENSATION &
OTHER ARRANGEMENTS

Annual Compensation Table
for the Five Most Highly-Compensated Officers

								Long-Term
								Compensation
		Annual Compensation						Awards

						Other Annual		Securities
Name and Principal						Compensation		Underlying	All Other
Position	Year	Salary($)		Bonus($)(1)		($)		Options/SARS(#)	Compensation($)(2)

Douglas S. Harrington, M.D.,	2001	$240,000		$0	(3)	$8,205	(5)	42,656	$5,250
Chief Executive Officer	2000	240,000		0	(4)	—		40,625	5,100
and Chairman	1999	190,000		60,000		—		50,000	4,800

Kevin C. O’Boyle,	2001	$215,885		$0	(3)	$8,400	(5)	51,200	$5,250
Executive Vice President,	2000	173,190		25,000		2,800	(5)	44,000	5,100
Operations, and Chief Financial Officer	1999	165,000		50,000		—		80,000	4,800

Kenneth D. Bauer, Ph.D.,	2001	$187,769		$0	(3)	—		12,325	$5,250
Vice President,	2000	145,000		10,000		—		16,500	4,350
Chief Science Officer	1999	142,361		—		—		130,000	4,800

Michael G. Schneider,	2001	$162,583		$0	(3)	$11,638	(6)	30,750	$5,250
Vice President of	2000	153,631		20,000		—		15,000	5,100
Operations	1999	147,420		20,000		—		31,250	4,686

Carl W. Apfelbach,	2001	$144,339	(7)	$0	(3)	$73,889	(8)	275,000	$3,201
President and Chief	2000	—		—		—		—	—
Operations Officer	1999	—		—		—		—	—

     Notes to Annual Compensation Table:

(1)	Cash bonus figures are reported for the year in which they were earned, regardless of the year in which they were paid.

(2)	Amounts represent a matching contribution under a voluntary savings plan.

(3)	All Executive Officers voluntarily accepted no cash bonus in 2001, although they were entitled to receive one (2001 incentive bonuses may be paid in 2002).

(4)	Dr. Harrington voluntarily accepted no cash bonus in 2000.

(5)	Dr. Harrington and Mr. O’Boyle each received automobile allowances in accordance with each of their respective employment agreements.

(6)	Mr. Schneider received $11,638 in relocation expenses.

(7)	Mr. Apfelbach’s reported salary reflects his employment as of May 7, 2001. His annual salary for the full year would have been $250,000.

(8)	Mr. Apfelbach received $3,900 automobile allowance and $69,989 in relocation expenses in accordance with his employment agreement.

2001 Stock Option Grants

	Individual Grants(1)

			% of Total			Potential Realizable Value
	Number of		Options/			At Assumed Annual Rates of
	Securities		SARS			Stock Price Appreciation
	Underlying		Granted to			for Option Term(2)
	Options/		Employees	Exercise or
	SARs		in Fiscal	Base Price	Expiration	5%	10%
Name	Granted(#)		Year	($/Sh)(3)	Date	($)	($)

Douglas S. Harrington	42,656	(4)	5.68%	$5.3125	2/6/08	$92,253	$214,989
Kevin C. O’Boyle	11,200	(4)	6.81%	$5.3125	2/6/08	$24,222	$56,449
	40,000	(5)		3.32	10/4/08	54,063	180,053
Kenneth D. Bauer	7,325	(4)	1.64%	$5.3125	2/6/08	$15,842	$36,918
	5,000	(5)		3.32	10/4/08	6,758	15,749
Michael G. Schneider	5,750	(4)	4.09%	$5.3125	2/6/08	$12,436	$28,980
	10,000	(6)		4.14	4/18/08	16,854	39,277
	15,000	(5)		3.32	10/4/08	20,274	47,246
Carl W. Apfelbach	275,000	(4)	36.60%	$4.35	5/7/08	$486,994	$1,134,903

(1)	Each option grant provides that the option exercise price may be paid in cash, by delivery of previously acquired shares, subject to certain conditions, or same-day sales (that is, a cashless exercise through a broker). Upon a change of control, all options become fully vested. The compensation and nominating committee may modify the terms of outstanding options, including acceleration of the exercise date.

(2)	These values assume that the shares appreciate from the market price on the grant date (which may be significantly in excess of the current market price) at the compounded annual rate shown from the grant date until the end of the option term. These values are not estimates of our future stock price growth. Executives will not benefit unless the common stock price increases above the stock option exercise price.

(3)	All options have an exercise price equal to the fair market value of the shares subject to each option on the grant date.

(4)	Options vest 25% each year commencing on the first anniversary of the grant date.

(5)	Options vest 33.3% each year commencing on the first anniversary of the grant date.

(6)	Options vest 50% each year commencing on the first anniversary of the grant date.

2001 Stock Option Exercises and Year-End Stock Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options/SARs		In-The-Money Options/SARs
	Shares		at Fiscal Year-End (#)		at Fiscal Year-End ($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Douglas S. Harrington	0	—	801,563	87,968	$1,600,563	$0
Kevin C. O’Boyle	0	—	168,250	106,950	$210,200	$48,000
Kenneth D. Bauer	0	—	99,250	55,575	$1,200	$7,050
Michael G. Schneider	0	—	56,876	45,124	$52,850	$21,650
Carl W. Apfelbach	0	—	0	275,000	$0	$38,500

(1)	Value is calculated using the difference between the option exercise price and the year-end stock price of $4.49, multiplied by the number of shares subject to an option.

Severance and Change-in-Control Arrangements

Dr. Harrington’s arrangement with ChromaVision provides for his employment on an at-will basis, subject to severance benefits upon termination of his employment under certain conditions. Upon termination of Dr. Harrington’s employment by us without cause or by him for specified reasons relating to changes in his responsibilities or the location of our principal executive office, Dr. Harrington will be entitled to:

•	two years of salary continuation;

•	a pro-rated portion of his bonus for the year of termination (provided that performance milestones are being met to the date of termination); and

•	continuation of the exercisability and vesting of stock options during the two year period of severance payments.

In addition, Dr. Harrington would be entitled to continuation of his and his family’s health insurance benefits and use of a company automobile for the two-year period (subject to certain limitations). If, however, Dr. Harrington resigns more than three, and not more than nine months after a change in control of ChromaVision or his employment is terminated three months before, in anticipation of or within nine months after a change in control, in addition to the salary, health insurance and automobile benefits described above, he will be entitled to immediate vesting of all stock options or payment of the in-the-money value of all unvested options and payment of his maximum bonus in the year of termination regardless of whether or not performance criteria are met. Upon termination of Dr. Harrington’s employment, ChromaVision would have the option to retain Dr. Harrington as a consultant for up to 18 months with monthly consulting fees equal to his prior monthly salary to be paid in lieu of his salary continuation during such period, in exchange for up to 20 hours of consulting each month.

Mr. Apfelbach’s arrangement with ChromaVision also provides for his employment on an at-will basis, subject to severance benefits upon termination of his employment under certain conditions following the six-month anniversary of his employment. Upon termination of Mr. Apfelbach’s employment by us without cause or by him for specified reasons relating to changes in his responsibilities or the location of our principal executive office and subject to compliance with a covenant not to compete during the first year following the date of termination, Mr. Apfelbach will be entitled to:

•	one year of salary continuation;

•	continuation of the exercisability and vesting of stock options during the one year period of severance payments;

•	continuation of his and his family’s health insurance benefits for the one-year severance period (subject to certain limitations).

In addition, Mr. Apfelbach will be entitled to a prorated portion of his bonus for the year of termination (provided that performance milestones are being met to the date of termination) even if Mr. Apfelbach competes with the company after termination.

Mr. O’Boyle’s arrangement with ChromaVision also provides for his employment on an at-will basis, subject to severance benefits upon termination of his employment under certain conditions. Upon termination of Mr. O’Boyle’s employment by us without cause or by him for specified reasons relating to changes in his responsibilities, the election of a new president or chief operating officer or location of our principal executive office, Mr. O’Boyle will be entitled to:

•	one year of salary continuation;

•	payment of his full bonus for the year of termination; and

•	continuation of the exercisability and vesting of stock options during the one year period of severance payments.

If Mr. O’Boyle’s employment is terminated without cause, one-half of his unvested options accelerate, and all of his unvested in-the-money options accelerate in the event of a change in control of ChromaVision. Mr. O’Boyle is also entitled to continuation of his and his family’s health insurance benefits during the one-year severance period referred to above (subject to certain limitations).

Dr. Torre-Bueno’s arrangement with ChromaVision likewise provides for his employment on an at-will basis, subject to severance benefits upon termination of his employment under certain conditions. Upon a termination of Dr. Torre-Bueno’s employment by us without cause or by him for specified reasons relating to changes in his responsibilities or location of our principal executive office, Dr. Torre-Bueno will be entitled to:

•	one year of salary continuation;

•	a pro-rated portion of his bonus for the year of termination (provided that performance milestones are being met to the date of termination); and

•	acceleration of the vesting of one-half the unvested shares subject to outstanding stock options.

In addition, Dr. Torre-Bueno would be entitled to continuation of his and his family’s health insurance benefits for the one-year severance period (subject to certain limitations). In the event Dr. Torre-Bueno’s employment is terminated by us without cause or he terminates his employment for specified reasons relating to changes in his responsibilities or the location of our principal executive office within twelve months after or in anticipation of a change in control of ChromaVision, he would receive the salary continuation, bonus payment and continuation of health insurance benefits referred to above and all of his unvested stock options would accelerate rather than one half of them (subject to certain limitations).

Relationships and Related Transactions with Management and Others

In July 2001, we sold 12,500 shares of Series D Preferred and warrants to purchase shares of our common stock to seven investors in a private placement. In that transaction, Safeguard Delaware, Inc., a wholly-owned subsidiary of Safeguard Scientifics, Inc., purchased 500 shares of Series D Preferred and warrants to purchase 21,865 shares of our common stock. Each share of Series D Preferred currently is convertible into a number of shares of our common stock equal to $1,000 (the original purchase price for a share of Series D Preferred) plus all accrued and unpaid dividends thereon divided by $6.5746. This conversion formula is subject to adjustment upon the occurrence of certain events set forth in the Certificate of Designations for the Series D Preferred. The warrants to purchase common stock are exercisable for five years and entitle the holder to purchase shares of common stock at an exercise price of $6.8604 per share, subject to adjustment upon the occurrence of certain events described in the warrants.

Mr. Cola, one of our directors since 2000 and a nominee for election to the board at the annual meeting, is the vice president of operations and management services of Safeguard Scientifics, Inc. The terms of the private placement were negotiated by us at arms-length, and Safeguard Delaware, Inc. acquired its securities on the same terms and subject to the same conditions as those applicable to all of the other purchasers in the private placement.

In January 2001, we entered into a financing agreement with VennWorks LLC providing for VennWorks to invest up to $5 million in our common stock at various dates and in amounts selected by us from March 30, 2001 through December 28, 2001 (subject to certain limitations). The price per share was based upon the average closing price of our common stock on the Nasdaq National Market during a 20-day trading period prior to our request to purchase, subject to a minimum of $7 per share and a maximum of $14 per share. VennWorks has invested $400,000 at a per share price of approximately $7 per share pursuant to this arrangement, but has missed other payments due to us. As a result we accelerated the date when the entire balance of the shares were to be purchased. VennWorks failed to complete the purchase and has advised us that it does not have the funds to do so.

Mr. Morgan, former director from 1996 through October 2001, is chief executive officer of VennWorks LLC.

INDEPENDENT PUBLIC ACCOUNTANTS

KPMG LLP has been our independent certified public accountant since our inception in 1996. We intend to retain them for 2002. A representative of KPMG LLP will be present at the annual meeting, will have an opportunity to make a statement at the meeting if desired, and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of ChromaVision’s annual financial statements for 2001, and fees billed for other services rendered by KPMG LLP.

Audit fees, excluding audit related fees described below	$91,000

Financial information systems design and implementation fees	$0

All other fees:
Audit related fees(1)	$27,000
Other non-audit services(2)	$33,000

Total all other fees	$60,000

(1)	Audit related fees consisted principally of assistance with registration statement filings.

(2)	Other non-audit fees were related to tax compliance services.

The Audit Committee of the Board of Directors considered whether the foregoing expenditures are compatible with maintaining the independence of KPMG LLP.

Appendix A

ChromaVision Medical Systems, Inc.
Audit Committee Charter

The Audit Committee is a Committee of the Board of Directors. Its primary function is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the accounting, reporting and financial practices of the Company by reviewing the financial information which will be provided to the Company’s stockholders and others, the systems of internal controls which management and the Board of Directors have established, and the audit process. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. The independent auditors are ultimately accountable to the Board of Directors through the Audit Committee.

In meeting its responsibilities, the Audit Committee is expected to:

1.	Provide open avenues of communication between the independent auditors, the Company’s financial management and the Board of Directors.

2.	Review the Audit Committee’s charter annually and make recommendations to the Board of Directors as to changes.

3.	Review the performance of the independent auditors and make recommendations to the Board of Directors regarding the selection (or nomination for approval by the stockholders), compensation and, where appropriate, the replacement of the independent auditors.

4.	Take appropriate action to assess and oversee the independence of the independent auditors, including (a) receipt and review of a formal written statement from the independent auditors delineating all relationships between them and the Company, consistent with Independence Standards Board Standard 1, including all management consulting services provided by the independent auditors and the related fees, and (b) active engagement in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors.

5.	Establish policies and procedures for the engagement of the independent auditor to provide non-audit services, if any, and consider whether the independent auditor’s performance of information technology and other non-audit related services is compatible with the auditor’s independence or could be viewed as calling into question the auditor’s independence.

6.	Inquire of management and the independent auditors about significant risks or exposures to the Company and assess the steps management has taken to minimize those risks and exposures and whether the independent auditors concur. Direct management to communicate with the Audit Committee on a timely basis concerning issues which could have a material effect on the Company.

7.	Review and discuss with the independent auditors their audit procedures, including the scope, fees and timing of the audit, and the results of the annual audit examination and any accompanying management letters, and any reports of the independent auditors with respect to interim periods.

8.	Review with the independent auditors the coordination of the audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

9.	Consider and review with the independent auditors:

a.	The adequacy of the Company’s internal controls including computerized information system controls and security where applicable.

b.	Any related significant findings and recommendations of the independent auditors together with management’s responses thereto, including findings, recommendations and responses regarding the Company’s subsidiaries.

10.	Review with management and the independent auditors at the completion of the annual audit:

a.	The Company’s annual financial statements and related footnotes.

b.	The independent auditors’ audit of the financial statements and its report thereon.

c.	Any significant changes required in the independent auditors’ audit plan.

d.	Any significant difficulties or disputes with management encountered during the course of the audit including any restrictions on scope of activities or access to required information.

e.	Other matters related to the conduct of the audit, which are to be communicated to the Audit Committee under generally accepted auditing standards.

f.	The independent auditor’s analysis of and judgment as to the quality of the Company’s accounting principles.

11.	Review the Annual Report to Stockholders, SEC quarterly and year-end filings and other SEC filings involving financial statements, in each case prior to issuance. Review with management and the independent auditors any significant accounting or financial reporting issues prior to filing with the SEC or other regulators any documents which include financial statements. The review with management and the independent auditors may be achieved by a teleconference with the Audit Committee Chair and does not require a formal meeting of the Audit Committee.

12.	Review and discuss with management and the independent auditors any accounting principles of the Company that may be viewed as critical to the Company’s financial status, and review and discuss any significant changes in the accounting policies or principles of the Company and any significant accounting and financial reporting proposals (regulatory, advisory or otherwise) that may have a significant impact on the Company’s financial reports.

13.	Review and discuss with management and the independent auditors:

a.	Any material financial or non-financial arrangements of the Company which do not appear on the financial statements of the Company.

b.	Any transactions or course of dealing with parties related to the Company which transactions are significant in size or involve terms or other aspects that differ from those that likely would be negotiated with independent parties, and which transactions or arrangements are relevant to an understanding of the Company’s financial statements.

14.	Direct management to review policies and procedures with respect to officers’ expense accounts and perquisites, including use of corporate assets, and to report to the Audit Committee once a year on its findings. The Audit Committee also will consider the results of any review of these areas by the independent auditors.

15.	Review legal and regulatory matters (including, without limitation, legal actions or proceedings) that may have a material impact on the financial statements, related company compliance policies, and programs and reports received from regulators. Meet with the Company’s CEO and the Company’s general counsel as deemed necessary by the Audit Committee or Board of Directors.

16.	Meet with the independent auditors and management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee.

17.	Report Audit Committee actions to the Board of Directors with such recommendations as the Audit Committee may deem appropriate.

18.	Conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities and, where the Audit Committee determines it is appropriate, retain independent counsel, auditors, or others to assist it in the conduct of any investigation.

19.	Meet at least four times per year or more frequently as circumstances require. Ask members of management or others to attend each meeting and provide pertinent information as necessary.

20.	The Audit Committee will perform such other functions as assigned by the Company’s charter or bylaws or the Board of Directors.

The membership of the Audit Committee shall consist of at least three independent members of the Board of Directors, except as permitted by the applicable rules of the National Association of Securities Dealers, Inc. (the “NASD”). “Independence” for this purpose shall be defined as provided in the applicable NASD rules. Each member of the Audit Committee must be financially literate and at least one member of the Audit Committee shall have accounting or related financial management expertise, both as provided in the NASD rules. Audit Committee members and the Committee Chairman shall be designated by the full Board of Directors and shall serve at the pleasure of the Board of Directors.

Pursuant to Paragraph 18 above, the Audit Committee shall have the authority to (a) retain such outside counsel, experts and other advisors (collectively, “Outside Advisors”) as it deems appropriate to assist in the full performance of its responsibilities and (b) to conduct or authorize investigations into any manners within the scope of its responsibilities, including the authority to retain Outside Advisors to assist it in the conduct of any such investigation.

The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the Board of Directors.

Phone: Toll-Free: Fax:	(949) 443-3355 (888) 443-3310 (949) 443-3366

www.chromavision.com

2002 ANNUAL MEETING OF STOCKHOLDERS

Hyatt Regency, Irvine
17900 Jamboree Road, Irvine, CA 92614
(949) 975-1234
(949) 852-1574 Fax

Traveling South from Los Angeles, Long Beach or Orange County

Take the 405 Freeway Southbound just past the John Wayne Airport.
Exit at Jamboree Road. Turn left and cross over the 405 Freeway.
The entrance to the hotel is immediately on the right.

Traveling North from San Diego County

Take Interstate 5 Freeway Northbound up to south
Orange County until reaching the 405 junction.
Take the 405 Freeway Northbound. Exit at Jamboree Road.
Turn right, and the entrance to the hotel is immediately on the right.

Traveling West from the Inland Empire

Take the 91 Freeway Westbound to the 55 Freeway Southbound.
Continue Southbound to the 405 Freeway Southbound.
Exit at Jamboree Road. Turn left and cross over the 405 Freeway.
The entrance to the hotel is immediately on the right.

P R O X Y

CHROMAVISION MEDICAL SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please sign and date this proxy and indicate how you wish to vote on the back of this card. Please return this card promptly in the enclosed envelope. Your vote is important.

When you sign and return this proxy card, you

•	appoint Douglas Harrington, Carl Apfelbach and Kevin O’Boyle, and each of them (or any substitutes they may appoint), as proxies to vote your shares, as you have instructed, at the annual meeting on June 5, 2002, and at any adjournments of that meeting;

•	authorize the proxies to vote, in their discretion, upon any other business properly presented at the meeting; and

•	revoke any previous proxies you may have signed.

IF YOU DO NOT INDICATE HOW YOU WISH TO VOTE, THE PROXIES WILL VOTE “FOR” ALL NOMINEES TO THE BOARD OF DIRECTORS, “FOR” ADOPTION OF THE AMENDMENT TO THE 1996 EQUITY COMPENSATION PLAN AND AS THEY MAY DETERMINE, IN THEIR DISCRETION, WITH REGARD TO ANY OTHER MATTER PROPERLY PRESENTED AT THE MEETING.

Ù   FOLD AND DETACH HERE    Ù

Please mark your votes as indicated in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

1.	ELECTION OF DIRECTORS Nominees:	FOR ALL	WITHHELD FOR ALL
Douglas S. Harrington, M.D. Carl W. Apfelbach Michael F. Cola Eric S. Kentor Mary Lake Polan, M.D., Ph.D. Charles A. Root Thomas R. Testman Jon R. Wampler

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WHILE VOTING FOR THE REMAINDER, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST AT LEFT.

2.	ADOPTION OF THE AMENDMENT TO THE 1996 EQUITY COMPENSATION PLAN

FOR AGAINST ABSTAIN

SIGNATURE(S)________________________________________________________________________________ DATE:_________________, 2002

YOU MUST SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY CARD. If shares are jointly owned, you must both sign. Include your full title if you are signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or partnership.

Ù   FOLD AND DETACH HERE    Ù

33171 Paseo Cerveza
San Juan Capistrano, CA 92675-4824

Phone: Toll-Free: Fax:	(949) 443-3355 (888) 443-3310 (949) 443-3366

www.chromavision.com